Filed pursuant to Rule 424 (b)(3)&(c)
                                       Registration Nos. 333-76820, 333-45511,
                                                         333-36462 and 333-54092


                              Prospectus Supplement
                                       to
                     Prospectus dated March January 29, 2002

                            ALTAIR INTERNATIONAL INC.

         This Prospectus Supplement supplements the Prospectus dated January 29, 2002 (the "Prospectus") of Altair International Inc. relating to the offering and sale of up to 8,497,693 common shares of Altair by persons who are existing security holders of Altair and identified in the section of the prospectus entitled "Selling Shareholders." Some of the common shares that may be offered and sold pursuant to the Prospectus are issuable upon the exercise of warrants to purchase common shares held by selling shareholders. The purpose of this Prospectus Supplement is to restate the subsection of the Prospectus entitled "Private Placement of Shares, Warrants and Secured Note" beginning on page 15 of the Prospectus in order to reflect a change in the exercise price of certain of the warrants held by the selling shareholders.

     Our common shares are listed for trading on the Nasdaq National Market under the symbol "ALTI." On April 15, 2002, the last reported sales price of our common shares on the Nasdaq National Market was $.99 per share. As of April 15, 2002, we had 22,977,122 common shares issued and outstanding.

--------------------------------------------------------------------------------
Consider carefully the risk factors beginning on page 2 in the Prospectus before investing in our securities.
--------------------------------------------------------------------------------



Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the Prospectus and this Prospectus Supplement. Any representation to the contrary is a criminal offense.



            ---------------------------------------------------------

            The date of this Prospectus Supplement is April 17, 2002.

This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified in its entirety by reference to the Prospectus except to the extent that the information contained herein modifies or supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein shall have the same meaning specified in the Prospectus.


             Private Placement of Shares, Warrants and Secured Note

         The subsection of the Prospectus entitled "Private Placement of Shares, Warrants and Secured Note" beginning on page 15 of the Prospectus is superseded by the following:


Louis Schnur
------------


         Louis Schnur acquired 600,000 common shares and 1,500,000 warrants in a private placement pursuant to the terms of a stock purchase agreement dated as of December 14, 2001. The 1,500,000 warrants include the following:

o 600,000 Series 2001C warrants entitling the holder to purchase one common share at an exercise price of $1.50 per share at any time prior to the earlier of (i) December 14, 2006, and (ii) the 180th day following the date on which the closing price of the common shares on the Nasdaq National Market has equaled or exceeded U.S. $2.50 for 10 days, whether or not consecutive.

o 600,000 Series 2001D warrants entitling the holder to purchase one common share at an exercise price of $2.00 per share at any time prior to the earlier of (i) December 14, 2006, and (ii) the 180th day following the date on which the closing price of the common shares on the Nasdaq National Market has equaled or exceeded U.S. $3.00 for 10 days, whether or not consecutive; and

o 300,000 Series 2001E warrants entitling the holder to purchase one common share at an exercise price of $2.50 per share at any time prior to the earlier of (i) December 14, 2006, and (ii) the 180th day following the date on which the closing price of the common shares on the Nasdaq National Market has equaled or exceeded U.S. $3.50 for 10 days, whether or not consecutive.

         Mr. Schnur acquired 200,000 common shares and 200,000 warrants in a private placement pursuant to the terms of a stock purchase agreement dated as of July 23, 2001. The 200,000 warrants include 100,000 Series 2001A warrants entitling the holder to purchase one common share at an exercise price of $2.50 per share at any time prior to the earlier of (i) July 23, 2006, and (ii) the date sixty days following the fifth day (whether or not consecutive) the closing price of the common shares equals or exceeds $3.50 and 100,000 Series 2001B warrants entitling the holder to purchase one common share at the exercise price specified below at any time prior to the earlier of (i) July 23, 2006, and (ii) the date sixty days following the fifth day (whether or not consecutive) the closing price of the common shares equals or exceeds $4.50. The exercise price for the Series 2001B warrants was $3.50 per share when the warrants were issued but was reduced to $1.05 per share pursuant to a warrant repricing agreement we entered into with Mr. Schnur on April 16, 2002.

         Mr. Schnur acquired 800,000 common shares and 800,000 warrants in a private placement pursuant to the terms of a stock purchase agreement dated as of June 19, 2001. The 800,000 warrants include 400,000 Series 2001A warrants entitling the holder to purchase one common share at an exercise price of $2.50 per share at any time prior to the earlier of (i) June 19, 2006, and (ii) the date sixty days following the fifth day (whether or not consecutive) the closing price of the common shares equals or exceeds $3.50 and 400,000 Series 2001 B warrants entitling the holder to purchase one common share at the exercise price specified below at any time prior to the earlier of (i) June 19, 2006, and (ii) the date sixty days following the fifth day (whether or not consecutive) the closing price of the common shares equals or exceeds $4.50. The exercise price for the Series 2001B warrants was $3.50 per share when the warrants were issued but was reduced to $1.05 per share pursuant to a warrant repricing agreement we entered into with Mr. Schnur on April 16, 2002.

         Mr. Schnur acquired 82,500 Series 2000A warrants in a private placement pursuant to the terms of a stock purchase agreement dated as of March 26, 2001. The 82,500 Series 2000A warrants permit the holder to purchase up to 82,500 common shares at the exercise price specified below at any time prior to the earlier of (i) March 26, 2006, and (ii) the date thirty days following the fifth day (whether or not consecutive) the closing price of the common shares equals or exceeds $8.00. The exercise price for the Series 2000A warrants was $5.00 per share when the warrants were issued but was reduced to $1.05 per share pursuant to a warrant repricing agreement we entered into with Mr. Schnur on April 16, 2002.

         All of the warrants held by Mr. Schnur include standard anti-dilution provisions pursuant to which the exercise price and number of shares issuable thereunder is adjusted proportionately in the event of a stock split, stock dividend, recapitalization or similar transaction. In addition, all of the warrants held by Mr. Schnur contain a provision which provides that the holder may not exercise the warrant if such exercise would result in the holder, together with any affiliate thereof, beneficially owning in excess of 9.999% of our then issued and outstanding common shares. The shares that may be offered pursuant to this prospectus include the common shares issued to Mr. Schnur and issuable upon the exercise of the warrants held by Mr. Schnur.

Doral 18, LLC
-------------


         On December 28, 2001, pursuant to a note termination and issued agreement, we issued Doral 18, LLC a warrant to purchase 200,000 common shares, a contingent warrant to purchase up to 500,000 common shares and a $2,000,000 Secured Term Note in connection with the termination of our $7,000,000 10% Asset-Backed Exchangeable Term Note.

         The Secured Term Note is in the principal amount of $2,000,000 and bears interest at a rate of 11% per annum. Under the Secured Term Note, we are required to make monthly interest payments on or before the 28th day of each calendar month. If we do not make interest payments in cash on or before the due date, the holder will receive the right to exchange the amount of the monthly interest payment into common shares at a price equal to 75% of the average closing price of the common shares as reported by Bloomberg for the five preceding trading days. Under certain circumstances specified in the Secured Term Note, we are required to make interest payments in cash. The principal amount of the Note is not subject to exchange for common shares. The entire principal balance is due in full on March 31, 2003. We may prepay the Secured Term Note subject to a prepayment penalty equal to 5% of the principal amount being prepaid. Pursuant to a Registration Rights Agreement we have registered, and Doral is permitted to offer and sell pursuant to this prospectus, 550,000 common shares issuable upon the exercise of exchange rights that may accrue under the Secured Term Note. Because we are required to redeem all interest payments under the Secured Term Note in cash if the market price of our common shares is below $1.00 per share, we believe that the maximum number of common shares that may be issued in connection with the Secured Term Note is 367,269 shares.

         The 200,000 warrants issued to Doral in connection with the Secured Term Note have an exercise price of $1.50 per share and are exercisable at any time on or before December 15, 2006.

         Of the 500,000 contingent warrants issued to Doral in connection with the Secured Term Note, 25,000 vest on the day following the first time after December 31, 2001 that the closing price of our common shares exceeds $2.00 for ten consecutive trading days. Thereafter, 25,000 additional warrants vest, up to a maximum of 500,000 warrants, on the day following the first time the closing price of the common shares exceeds a number greater than $2.00 that is evenly divisible by .5 (e.g. $2.50, $3.00, $3.50) for ten consecutive trading days. By way of illustration, if the closing price is $4.01 for ten consecutive trading days, the total number of warrants that shall have vested is 125,000 shares. Each vested contingent warrant permits the holder to purchase one common share at an exercise price of $.01 per share. The contingent warrants expire on the later of (i) March 31, 2003, or (ii) the date we pay the Secured Term Note in full.

         On June 7, 2001, Doral acquired warrants to purchase 300,000 common shares in a private placement in connection with an amendment to the now-terminated 10% Asset Backed Exchangeable Term Note. The warrants permit the holder to purchase up to 300,000 common shares at an exercise price of $1.50 at any time prior to the earlier of (i) December 15, 2005, and (ii) the date sixty days following the fifth day (whether or not consecutive) the closing price of the common shares equals or exceeds $12.00.

         On December 15, 2001, Doral acquired warrants to purchase 350,000 common shares in a private placement in connection with the original issuance of the now-terminated 10% Asset Backed Exchangeable Term Note. The warrants permit the holder to purchase up to 350,000 common shares at an exercise price of $1.50 at any time prior to the earlier of (i) December 15, 2005, and (ii) the date sixty days following the fifth day (whether or not consecutive) the closing price of the common shares equals or exceeds $12.00.

         All of the warrants held by Doral include standard anti-dilution provisions pursuant to which the exercise price and number of common shares issuable thereunder are adjusted proportionately in the event of a stock split, stock dividend, recapitalization or similar transaction. The shares that may be offered pursuant to this prospectus include the common shares issuable upon the exercise of the warrants held by Doral and upon exercise of any exchange rights that may accrue under the Secured Term Note.

         Pursuant to a registration rights agreement dated as of December 28, 2001 and entered into in conjunction with the note termination and issuance agreement, we are obligated to file a registration statement registering the common shares issuable upon the exercise of Secured Term Note and warrants held by Doral.

         The common shares issuable upon exercise of the 350,000 warrants issued to Doral on December 15, 2001 were previously registered on registration statement no. 333-54092.

MBRT Trust
----------


         MBRT Trust, an irrevocable trust for the benefit of the children of William P. Long, President of the Company, acquired 125,000 common shares and
125,000 warrants in a private placement pursuant to the terms of a stock purchase agreement dated as of August 4, 2000. The 125,000 warrants include 62,500 Series 2000B warrants entitling the holder to purchase one common share at an exercise price of $5.00 at any time prior to the earlier of (i) July 9, 2006, and (ii) the date thirty days following the fifth day (whether or not consecutive) the closing price of the common shares equals or exceeds $7.00 and 62,500 Series 2000C warrants entitling the holder to purchase one common share at an exercise price of $4.00 at any time prior to the earlier of (i) July 9, 2006, and (ii) the date thirty days following the fifth day (whether or not consecutive) the closing price of the common shares equals or exceeds $6.00. The warrants include standard anti-dilution provisions pursuant to which the exercise price and number of shares issuable thereunder is adjusted proportionately in the event of a stock split, stock dividend, recapitalization or similar transaction.

         Pursuant to a registration rights agreement dated as of August 4, 2000 and entered into in conjunction with the MBRT purchase agreement, we are obligated to file a registration statement registering the common shares, and shares issuable upon the exercise of warrants, acquired by the MBRT Trust on August 4, 2000.

         The shares that may be offered pursuant to this prospectus include the 125,000 shares issued to MBRT Trust and the 125,000 shares issuable upon the exercise of the warrants. Such shares were previously registered on registration statement no. 333-54092. In addition, the shares that may be offered pursuant to this prospectus include 100,000 shares acquired by MBRT Trust in a private placement completed on December 29, 1997 and previously registered on registration statement no. 333-45511.


Adams Capital Management Ltd. and S. Kent Lauson, DDS, MS. Retirement Fund
---------------------------------------------------------------------------


         Adams Capital Management Ltd. and S. Kent Lauson, DDS, MS. Retirement Fund collectively acquired 100,000 common shares and 250,000 warrants in a private placement pursuant to the terms of a stock purchase agreement dated as of December 27, 2001. The 250,000 warrants include the following:

o 100,000 Series 2001C warrants entitling the holder to purchase one common share at an exercise price of $1.50 per share at any time prior to the earlier of (i) December 27, 2006, and (ii) the 180th day following the date on which the closing price of the common shares on the Nasdaq National Market has equaled or exceeded U.S. $2.50 for 10 days, whether or not consecutive.

o 100,000 Series 2001D warrants entitling the holder to purchase one common share at an exercise price of $2.00 per share at any time prior to the earlier of (i) December 27, 2006, and (ii) the 180th day following the date on which the closing price of the common shares on the Nasdaq National Market has equaled or exceeded U.S. $3.00 for 10 days, whether or not consecutive; and

o 50,000 Series 2001E warrants entitling the holder to purchase one common share at an exercise price of $2.50 per share at any time prior to the earlier of (i) December 27, 2006, and (ii) the 180th day following the date on which the closing price of the common shares on the Nasdaq National Market has equaled or exceeded U.S. $3.50 for 10 days, whether or not consecutive.

The warrants include standard anti-dilution provisions pursuant to which the exercise price and number of shares issuable thereunder is adjusted proportionately in the event of a stock split, stock dividend, recapitalization or similar transaction. The shares that may be offered pursuant to this prospectus include the 100,000 common shares issued to Adams Capital Management Ltd. and S. Kent Lauson, DDS, MS. Retirement Fund and the common shares issuable upon the exercise of the warrants.


Gibson Family Limited Partnership
---------------------------------


         Gibson Family Limited Partnership acquired 66,667 shares and 66,667 warrants in a private placement pursuant to the terms of a stock purchase agreement dated as of June 18, 2001. The 66,667 warrants include 33,334 Series 2001A warrants entitling the holder to purchase one common share at an exercise price of $2.50 at any time prior to the earlier of (i) June 18, 2006, and (ii) the date sixty days following the fifth day (whether or not consecutive) the closing price of the common shares equals or exceeds $3.50 and 33,333 Series 2001B warrants entitling the holder to purchase one common share at an exercise price of $3.50 at any time prior to the earlier of (i) June 18, 2006, and (ii) the date sixty days following the fifth day (whether or not consecutive) the closing price of the common shares equals or exceeds $4.50. The warrants include standard anti-dilution provisions pursuant to which the exercise price and number of shares issuable thereunder is adjusted proportionately in the event of a stock split, stock dividend, recapitalization or similar transaction.

         Gibson Family Limited Partnership acquired 50,000 shares and 50,000 warrants in a private placement pursuant to the terms of a stock purchase agreement dated as of August 22, 2000. The 50,000 warrants include 25,000 Series 2000B warrants entitling the holder to purchase one common share at an exercise price of $5.00 at any time prior to the earlier of (i) July 9, 2006, and (ii) the date thirty days following the fifth day (whether or not consecutive) the closing price of the common shares equals or exceeds $7.00 and 25,000 Series 2000C warrants entitling the holder to purchase one common share at an exercise price of $4.00 at any time prior to the earlier of (i) July 9, 2006, and (ii) the date thirty days following the fifth day (whether or not consecutive) the closing price of the common shares equals or exceeds $6.00. The warrants include standard anti-dilution provisions pursuant to which the exercise price and number of shares issuable thereunder is adjusted proportionately in the event of a stock split, stock dividend, recapitalization or similar transaction.

         The shares that may be offered pursuant to this prospectus include the 116,667 common shares issued to the Gibson Family Limited Partnership and the common shares issuable upon the exercise of the warrants.

         Pursuant to a registration rights agreement dated as of August 22, 2000 and entered into in conjunction with the Gibson Family purchase agreement, we are obligated to file a registration statement registering the common shares, and shares issuable upon the exercise of warrants, acquired by the Gibson Family Limited Partnership on August 22, 2000. The common shares issued on August 22, 2000 and issuable upon exercise of the 50,000 warrants issued to the Gibson Family Limited Partnership on such date were previously registered on registration statement no. 333-54092.

Anderson LLC
------------


         Anderson LLC acquired 250,261 warrants in a private placement pursuant to the terms of a common stock purchase agreement dated as of March 31, 2000. Pursuant to the Anderson purchase agreement, we granted Anderson warrants to purchase 250,261 shares at an exercise of $6.75 per share (or pursuant to a cashless exercise provision) at any time on or before March 31, 2003. The cashless exercise provision permits the holder, in lieu of paying the exercise price, to tender the warrant certificate and receive a number of common shares equal in market value (defined to be the previous 10 days average closing bid price) to the difference between the aggregate market value of the common shares issuable upon exercise of the warrant, and the aggregate cash exercise price of the common shares issuable upon exercise of the warrant.

         The warrants include standard anti-dilution provisions pursuant to which the exercise price and number of shares issuable thereunder is adjusted proportionately in the event of a stock split, stock dividend, recapitalization or similar transaction. The shares that may be offered pursuant to this prospectus include the common shares issuable upon the exercise of the warrants. The common shares issuable upon exercise of the warrants were previously registered on registration statement no. 333-36462.


Brandon Harrison
----------------


         Brandon Harrison acquired 66,667 shares and 66,667 warrants in a private placement pursuant to the terms of a stock purchase agreement dated as of June 21, 2001. The 66,667 warrants include 33,334 Series 2001A warrants entitling the holder to purchase one common share at an exercise price of $2.50 at any time prior to the earlier of (i) June 21, 2006, and (ii) the date sixty days following the fifth day (whether or not consecutive) the closing price of the common shares equals or exceeds $3.50 and 33,333 Series 2001B warrants entitling the holder to purchase one common share at an exercise price of $3.50 at any time prior to the earlier of (i) June 21, 2006, and (ii) the date sixty days following the fifth day (whether or not consecutive) the closing price of the common shares equals or exceeds $4.50. The warrants include standard anti-dilution provisions pursuant to which the exercise price and number of shares issuable thereunder is adjusted proportionately in the event of a stock split, stock dividend, recapitalization or similar transaction.

         The shares that may be offered pursuant to this prospectus include the 66,667 common shares issued to the Mr. Harrison and the common shares issuable upon the exercise of the warrants.


Rebecca Long
------------


         Rebecca Long acquired 66,667 shares and 66,667 warrants in a private placement pursuant to the terms of a stock purchase agreement dated as of July 10, 2001. The 66,667 warrants include 33,334 Series 2001A warrants entitling the holder to purchase one common share at an exercise price of $2.50 at any time prior to the earlier of (i) July 10, 2006, and (ii) the date sixty days following the fifth day (whether or not consecutive) the closing price of the common shares equals or exceeds $3.50 and 33,333 Series 2001B warrants entitling the holder to purchase one common share at an exercise price of $3.50 at any time prior to the earlier of (i) July 10, 2006, and (ii) the date sixty days following the fifth day (whether or not consecutive) the closing price of the common shares equals or exceeds $4.50. The warrants include standard anti-dilution provisions pursuant to which the exercise price and number of shares issuable thereunder is adjusted proportionately in the event of a stock split, stock dividend, recapitalization or similar transaction.

         The shares that may be offered pursuant to this prospectus include the 66,667 common shares issued to the Ms. Long and the common shares issuable upon the exercise of the warrants.


Thomas Long
-----------


         Thomas Long acquired 66,667 shares and 66,667 warrants in a private placement pursuant to the terms of a stock purchase agreement dated as of July 10, 2001. The 66,667 warrants include 33,334 Series 2001A warrants entitling the holder to purchase one common share at an exercise price of $2.50 at any time prior to the earlier of (i) July 10, 2006, and (ii) the date sixty days following the fifth day (whether or not consecutive) the closing price of the common shares equals or exceeds $3.50 and 33,333 Series 2001B warrants entitling the holder to purchase one common share at an exercise price of $3.50 at any time prior to the earlier of (i) July 10, 2006, and (ii) the date sixty days following the fifth day (whether or not consecutive) the closing price of the common shares equals or exceeds $4.50. The warrants include standard anti-dilution provisions pursuant to which the exercise price and number of shares issuable thereunder is adjusted proportionately in the event of a stock split, stock dividend, recapitalization or similar transaction.

         The shares that may be offered pursuant to this prospectus include the 66,667 common shares issued to the Mr. Long and the common shares issuable upon the exercise of the warrants.


De Jong and Associates
----------------------


         De Jong & Associates, Inc. acquired 75,000 warrants in a private placement pursuant to the terms of a consulting agreement dated as of February 15, 2000 in consideration of consulting services provided to us by de Jong. The warrants have an exercise price of $4.00 per share and are exercisable at any time on or before February 15, 2003. The warrants include standard anti-dilution provisions pursuant to which the exercise price and number of shares issuable thereunder is adjusted proportionately in the event of a stock split, stock dividend, recapitalization or similar transaction. The shares that may be offered pursuant to this prospectus include the shares issuable upon the exercise of such warrants. The common shares issuable upon exercise of the warrants were previously registered on registration statement no. 333-36462.


Ladenburg Thalmann & Co., Inc.
------------------------------


         On March 31, 2000, we granted Ladenburg Thalmann & Co., Inc. 75,078 Series N Warrants in return for serving as placement agent in connection with a private placement of common shares as of March 31, 2000. The warrants permit Ladenburg to purchase up to 75,078 shares at an exercise price of $6.75 (or pursuant to a cashless exercise provision) at any time on or before the earlier of (i) March 31, 2003 and (ii) the date thirty days following the fifth day (whether or not consecutive) the closing price of a common share on the Nasdaq

National Market equals or exceeds $9.00. The cashless exercise provision permits the holder, in lieu of paying the exercise price, to tender the warrant certificate and receive a number of common shares equal in market value (defined to be the previous 10 days average closing bid price) to the difference between the aggregate market value of the common shares issuable upon exercise of the warrant, and the aggregate cash exercise price of the common shares issuable upon exercise of the warrant.

         The warrants include standard anti-dilution provisions pursuant to which the exercise price and number of shares issuable thereunder is adjusted proportionately in the event of a stock split, stock dividend, recapitalization or similar transaction. The shares that may be offered pursuant to this prospectus include the common shares issuable upon the exercise of the warrant. The common shares issuable upon exercise of the warrants were previously registered by the Company on registration statement no. 333-36462.


The Shemano Group, Inc.
-----------------------


         The Shemano Group acquired 50,000 warrants in a private placement pursuant to the terms of a Consulting Agreement dated May 21, 2001 in exchange for services provided to us. The 50,000 Series 2001F warrants entitle the holder to purchase one common share at an exercise price of $3.36 at any time prior to May 1, 2006. The warrants include standard anti-dilution provisions pursuant to which the exercise price and number of shares issuable thereunder is adjusted proportionately in the event of a stock split, stock dividend, recapitalization or similar transaction. The shares that may be offered pursuant to this prospectus include the common shares issuable upon the exercise of the warrants.


Murilyn Tulio
-------------


         Murilyn Tulio acquired 22,500 warrants in a private placement pursuant to the terms of a public relations letter of agreement dated November 1, 2001 in exchange for services provided to us. The 22,500 Series 2001G warrants entitle the holder to purchase one common share at an exercise price of $2.00 at any time prior to November 1, 2004. The warrants include standard anti-dilution provisions pursuant to which the exercise price and number of shares issuable thereunder is adjusted proportionately in the event of a stock split, stock dividend, recapitalization or similar transaction. The shares that may be offered pursuant to this prospectus include the common shares issuable upon the exercise of the warrants.

Sandra Versacce
---------------


         Sandra Versacce acquired 2,500 warrants in a private placement pursuant to the terms of a public relations letter of agreement dated November 1, 2001 in exchange for services provided to us. The 2,500 Series 2001G warrants entitle the holder to purchase one common share at an exercise price of $2.00 at any time prior to November 1, 2004. The warrants include standard anti-dilution provisions pursuant to which the exercise price and number of shares issuable thereunder is adjusted proportionately in the event of a stock split, stock dividend, recapitalization or similar transaction. The shares that may be offered pursuant to this prospectus include the common shares issuable upon the exercise of the warrants.
                                      S-9
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